Exhibit 99.2

FOR RELEASE MONDAY, MAY 3, 1999

AT&T COMPLETES U.S. PHASE OF IBM GLOBAL NETWORK ACQUISITION

     BASKING RIDGE, N.J. --AT&T said today it has completed ahead of schedule the U.S. phase of its acquisition of the IBM Global Network business, a key strategic milestone in the company's drive to become the industry leader in global networking services. Customer contracts, assets and about 3,000 employees based in the U.S. have been transferred to AT&T.

     AT&T agreed to acquire the IBM Global Network (IGN) business for $5 billion in cash last December. The acquisition of IGN assets and the transfer of employees outside the U.S. will be completed in phases throughout the year as legal and regulatory requirements are met in each country where the business operates.

     "This valuable new asset enables us to move more aggressively to execute our strategy for growing our global footprint, our IP capability and our AT&T Solutions business," said C. Michael Armstrong, AT&T chairman and CEO.

     "We're now going to do everything we can to expand its capabilities, and I'm delighted that we'll be joined in that effort by thousands of highly skilled networking professionals," said Armstrong. "I have tremendous respect for the people of IBM from my 31 years there."

     AT&T renamed the business AT&T Global Network Services and appointed Gary
R. Weis, its current general manager, to lead the unit, which is based in Schaumburg, Ill. Weis will report to Rick Roscitt, president and CEO of AT&T Solutions.

     "My first priority in leading the AT&T Global Network Services team is to insure that all of our customers continue to experience the highest possible level of service and that the migration to new technology and processes causes no disruption," Weis said.

     AT&T used the arrival of the new business as the occasion to announce formation of the AT&T Solutions Group, which will provide customers the broadest range of managed-network services, advanced IP solutions and custom network outsourcing available worldwide. In addition to the former IBM Global Network business, the group will consist of the existing AT&T Solutions outsourcing and professional services business and AT&T Solutions Information Technology Services, which handles AT&T's internal information technology and communications needs around the world.

     "The addition of the IGN's strong global reach and managed-services expertise mean that AT&T is now able to provide the industry's most comprehensive range of IP networking solutions available to businesses large and small," said Roscitt.

     Conclusion of the U.S. phase marks the start of one of the largest outsourcing agreements ever, under which AT&T will assume responsibility for the IBM Corporation's global networking needs under a contract valued at $5 billion over five years.

     IBM has assumed management of AT&T's data processing centers, which operate corporate information systems such as accounts payable and receivable and employee payroll and benefits, in an agreement valued at about $4 billion over 10 years. The transfer of approximately 2,000 AT&T employees to IBM is expected to be completed in June.


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THROUGH ACQUISITION, AT&T BROADENS, DEEPENS ITS GLOBAL PORTFOLIO FOR
BUSINESSES

     The portfolio of AT&T Global Network Service offerings complements AT&T's existing array of communications and networking services for businesses in a number of ways. For example, the combined capabilities of AT&T Solutions and AT&T Global Network Services make AT&T the leader in providing networking professional services - such as outsourcing and managed-network services - to multinational customers with locations around the world.

     In addition, tens of thousands of existing AT&T Business Services customers will benefit from the addition of the IGN assets to AT&T's current powerful portfolio of voice, data and Internet Protocol (IP) services. Customers' needs are supported by thousands of skilled networking professionals and the combined sales channels of AT&T Solutions Group, AT&T Business Services and the former IGN, experienced in everything from legacy networks to state-of-the art IP services.

     As an Internet Service Provider, AT&T is now one of the largest in the U.S., with a customer base of more than 3 million corporate and consumer users. AT&T and IBM have been rated consistently as the top two ISPs by Inverse Network Technology, which performs monthly tests of the 13 top national ISPs in the U.S, measuring call-success rate, download time and other service metrics.

     The company said it offers the world's premier single-source, global remote access service, enabling users to easily access the Internet, intranets and extranets from nearly 60 countries, by simply selecting a local calling number in the AT&T dialer client.

     The span of AT&T's world-class networking capabilities now extends to more than 850 cities in nearly 60 countries with more than 2,000 local points of presence, giving AT&T the ability to provide national, regional and global connectivity to businesses in those countries.

     AT&T said market demand for IP-based Virtual Private Network (VPN) Services is growing explosively, and AT&T's already secure, high quality, remote access to the Internet, extranets and intranets now is enhanced with unsurpassed global reach. Businesses that benefit from VPNs are mid to large sized companies with far-flung locations, remote workers and those that need to connect supply chain partners to extranets for the exchange of mission-critical data.

     For global business customer support, AT&T now has more than 700 in-language Help Desk professionals in 50 countries.

     "As a customer of both AT&T and IBM, I think this is a very powerful combination," said Mike Hiemstra, chief financial officer, Parker Hannifin Corporation. Headquartered in Cleveland, the company is the world's leading, diversified manufacturer of motion & control systems, with locations around the world. "The networking expertise, reliability and geographic reach of this venture will enable global companies like ours to have a seamless, worldwide infrastructure to support the movement of information among our many facilities more effectively than ever before."

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